Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
February 27, 2006	Peter Thonis
(214) 557-2285
peter.thonis@verizon.com

Bob Varettoni
(212) 395-7726
robert.a.varettoni@verizon.com

Verizon CFO Reports Rapid Execution of MCI Integration

Plans, Strong Customer Response to FiOS Fiber Services

Verizon Provides Earnings Guidance and Gives Update on VIS Divestiture

— Verizon to Repurchase $1 Billion in Stock in 2006 —

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today provided updates on key financial metrics and strategic initiatives to sustain shareowner value creation.

At an investors’ conference in Florida this morning, Verizon CFO Doreen Toben said that the company is “rapidly executing” on its integration of operations acquired from MCI, Inc. in January and that the company “continues to see a strong and growing customer response” to fiber-optic-based FiOS data and video product offerings.

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Regarding Verizon Business — the new provider of advanced communications and information technology solutions formed from the integration of former MCI operations — Toben said, “From a financial point of view, we see revenue growth in 2006 and lots of opportunities to improve margins.”

Toben said that customer take rates for FiOS services are “well on plan.” She noted that deployment costs are declining and that the next-generation fiber network platform is driving innovation for new FiOS TV offerings.

Financial and Strategic Updates

Toben said that Verizon expects 2006 diluted earnings per share before special items such as MCI integration costs (a non-GAAP measure) to be similar to 2005’s level of $2.56 per share.* She added that Verizon expects 2006 quarterly earnings to increase during the year, with the first quarter estimated to be in the range of 57 cents per share to 59 cents per share.*

In addition, she announced that Verizon continues to target the completion of the divestiture of its Verizon Information Services (VIS) unit by the end of this year. In December Verizon had announced that it had begun reviewing strategic alternatives — including a spin-off, sale or other strategic transaction — for the domestic operations of the company’s wholly owned directories publishing business.

Toben said that, as part of the divestiture plan, Verizon management expects to recommend to the Board of Directors that the current dividend of $1.62 be maintained after this divestiture. If VIS is divested through a spin-off, Verizon expects to create a capital structure for the new entity that would enable a separate dividend payment for its shareowners — a net increase in the amount of overall dividends for current Verizon shareowners.

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Toben also announced that Verizon intends to repurchase $1 billion in shares in 2006, funded by existing cash and ongoing cash flow from operations.

‘Demonstration of Confidence’

“Our intention to repurchase shares, coupled with our current thinking about dividends in a ‘post-spin’ scenario, is a demonstration of confidence in our future free cash flows,” Toben said.

Quarterly earnings per share are expected to ramp up in the second half of the year due to expected improvements at Verizon Business and the impact of merger synergy savings, she said, adding that these results would be supported by industry-leading wireless performance and an improving revenue picture in Verizon’s wireline business in 2006.

In particular, Toben noted that revenues from wireline growth services now total about $11 billion and are increasing at a rate of more than 10 percent year-over-year.

She added that Verizon continues to see “significant cost savings opportunities over the next several years,” including through economies of scale and reduced duplication of effort gained by the new Verizon Services organization and through “an extensive review of our expansive real estate portfolio.”

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 51.3 million customers nationwide; one of the most expansive wholly-owned global IP networks; and one of the nation’s premier wireline networks, serving home, business and wholesale customers. Based in New York, Verizon has a diverse workforce of approximately 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.

*	- A reconciliation of these non-GAAP (generally accepted accounting principles), forward-looking measures is not available as there are no current estimates of the special items for the first quarter or the full year then ending.